EXHIBIT 3.30(b)

LIMITED LIABILITY COMPANY AGREEMENT

OF

LYONDELL REFINING LP, LLC

Effective as of December 31, 1998

i

ARTICLE VIII INDEMNIFICATION		8

8.1	Liability of Member and Officers	8
8.2	Indemnification	8
8.3	Reimbursement of Expenses	9
8.4	Advancement of Expenses	9
8.5	Request for Indemnification	9
8.6	Determination of Indemnification	9
8.7	Denial of Indemnification, Judicial Proceedings and Arbitration	10
8.8	Insurance	10
8.9	Non-Exclusivity	10
8.10	Severance	11
8.11	Notice	11

ARTICLE IX ACCOUNTING PERIOD, RECORDS AND REPORTS		11

9.1	Accounting Method	11
9.2	Accounting Period	11
9.3	Records, Audits and Reports	11
9.4	Inspection	11

ARTICLE X TAX MATTERS		11

10.1	Tax Returns and Elections	11
10.2	State, Local or Foreign Income Taxes	11
10.3	Tax Allocations	12

ARTICLE XI DISSOLUTION AND TERMINATION		12

11.1	Dissolution	12
11.2	Effect of Dissolution	12
11.3	Winding Up, Liquidating and Distribution of Assets	12
11.4	Certificate of Cancellation	13

ARTICLE XII MISCELLANEOUS PROVISIONS		13

12.1	Books of Account and Records	13
12.2	Application of Delaware Law	13
12.3	Headings	13
12.4	Waivers	13
12.5	Rights and Remedies Cumulative	14
12.6	Severability	14
12.7	Heirs, Successors and Assigns	14
12.8	Beneficiaries	14
12.9	Counterparts	14
12.10	Governing Law	14

ii

LIMITED LIABILITY COMPANY AGREEMENT FOR

LYONDELL REFINING LP, LLC

This Limited Liability Company Agreement (this “Agreement”) for Lyondell Refining LP, LLC (the “Company”) is made and executed to be effective as of December 31, 1998, by Lyondell Chemical Company, a Delaware corporation (“Lyondell”), its sole member.

WHEREAS, a certificate of formation of the Company, has been filed with the Secretary of State of the State of Delaware; and

WHEREAS, it is desired that the orderly management of the affairs of the Company be provided for;

NOW, THEREFORE, in consideration of the foregoing, it is provided as follows:

ARTICLE I

DEFINITIONS

The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

“Agreement” shall mean this Agreement as originally executed and as amended from time to time.

“Capital Contribution” shall mean any contribution to the capital of the Company in cash or property by the Member whenever made.

“Certificate of Formation” shall mean the Certificate of Formation of the Company filed with and endorsed by the Secretary of State of the State of Delaware, as such certificate may be amended from time to time hereafter.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent superseding federal revenue laws.

“Delaware Act” shall mean the Delaware Limited Liability Company Act, as the same may be amended from time to time hereafter.

“Entity” shall mean any foreign or domestic general partnership, limited partnership, limited liability company, corporation, joint enterprise, trust, business trust, employee benefit plan, cooperative or association.

“Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding.

“Indemnitee” includes any officer of the Company who is, or is threatened to be made, a witness in or a party to any Proceeding as described in Section 8.2 of this Agreement by reason of his Status.

“Initial Capital Contribution” shall mean the initial Capital Contribution by a Member pursuant to Section 4.1 of this Agreement.

“Interest” refers to all of the Member’s rights and interest in the Company in such Member’s capacity as a Member, all as provided in the Certificate of Formation, this Agreement and the Delaware Act.

“Matter” is a claim, a material issue, or a substantial request for relief.

“Member” shall mean Lyondell Chemical Company, a Delaware corporation.

“Notice” means a writing, containing the information required by this Agreement to be communicated to a party, personally delivered or sent by United States mail, postage prepaid, or sent by pre-paid, overnight delivery or sent by telecopy to such party at the last known address or fax number, as the case may be, of such party as shown on the records of the Company, the date of mailing or sending thereof being deemed the date of receipt thereof.

“Person” shall mean any individual or Entity, and any heir, executor, administrator, legal representative, successor or assign of such “Person” where the context so admits.

“Proceeding” includes any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative, except one initiated by an Indemnitee without the express prior approval thereof by the Member.

“Status” describes the status of an Indemnitee as an officer, agent or fiduciary of the Company or of any other limited liability company, corporation, partnership, association, joint venture, trust, employee benefit plan or other enterprise that the Indemnitee is or was serving at the request of the Company.

ARTICLE II

FORMATION OF THE COMPANY

2.1 Formation. On December 31, 1998, the Certificate of Formation of the Company was filed with the Secretary of State of the State of Delaware pursuant to the Delaware Act.

2.2 Name. The name of the Company is Lyondell Refining LP, LLC. If the Company shall conduct business in any jurisdiction other than the State of Delaware, it shall register the Company or its trade name, if required by applicable law, with the appropriate authorities in such state in order to have the legal existence of the Company recognized.

2.3 Place of Business. The Company may locate its place of business and registered office at any place or places as the Member may from time to time deem advisable. The Company shall not transact business in the State of Texas. The Member in its capacity as the Member shall not, pursuant to Section 6.1 of this Agreement or otherwise, transact business in the State of Texas.

2.4 Registered Office and Registered Agent. The Company’s registered office shall be at the office of its registered agent at Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801 and the name of its initial registered agent at such address shall be The Corporation Trust Company.

2.5 Term. The Company and this Agreement shall continue until the earliest of (a) such time as all of the Company’s assets have been sold or otherwise disposed of, or (b) such time as the Company’s existence has been terminated as otherwise provided herein or in the Delaware Act.

2.6 Purpose of the Company. The purpose of the Company shall be to do any or all things that may lawfully be done by a limited liability company pursuant to the Delaware Act. The Company shall have any and all powers necessary or desirable to carry out the purpose and business of the Company to the extent the same may be legally exercised by limited liability companies under the Delaware Act. The Company shall carry out the foregoing activities pursuant to the Certificate of Formation and this Agreement.

ARTICLE III

MEMBER

The name and place of business of the Member is as follows:

Lyondell Chemical Company

P.O. Box 3646

Houston, Texas 77253-3646

ARTICLE IV

CAPITAL OF THE COMPANY

4.1 Initial Capital Contributions. The Member shall make or cause to be made as an Initial Capital Contribution to the Company, the transfer to the Company of a 48.65% limited liability company interest in LYONDELL-CITGO Refining Company Ltd.

4.2 Additional Capital Contributions. The Member shall not be required to make additional Capital Contributions.

4.3 Withdrawal of Member’s Capital Contributions.

(a) Except as otherwise provided in this Agreement, the Member shall not be entitled to withdraw any part of his Capital Contribution or to receive any distribution from the Company.

(b) The Member shall not receive out of the Company’s property any part of its Capital Contributions until all liabilities of the Company, except liabilities to the Member on account of its Capital Contributions, have been paid or there remains property of the Company sufficient to pay them.

(c) The Member, irrespective of the nature of its Capital Contribution, has only the right to demand and receive cash in return for his Capital Contribution.

4.4 Record of Contributions. The books and records of the Company shall include true and full information regarding the amount of cash and cash equivalents and designation and statement of the value of any other property contributed by the Member to the Company.

4.5 Interest. No interest shall be paid by the Company on Capital Contributions.

4.6 Loans from the Member. Loans by the Member to the Company shall not be considered Capital Contributions.

4.7 Loans to Company. Nothing in this Agreement shall prevent the Member from making secured or unsecured loans to the Company by agreement with the Company.

4.8 Borrowing. The Member shall be authorized, at any time and from time to time, to cause the Company to borrow additional funds, as shall in the judgment of the Member be sufficient for such purposes and upon such terms as the Member may deem advisable.

4.9 No Further Obligation. Except as expressly provided for in or contemplated by this Article IV or Article V of this Agreement, the Member shall not have any obligation to provide funds to the Company, whether by Capital Contributions, loans, return of monies received pursuant to the terms of this Agreement or otherwise.

ARTICLE V

RIGHTS AND OBLIGATIONS OF MEMBER; DISTRIBUTIONS

5.1 Limitation of Member’s Responsibility, Liability. The Member shall not be personally liable for any amount in excess of its Capital Contributions, and shall not be liable for any of the debts or losses of the Company. The Member’s liability shall be limited as set forth in the Delaware Act and other applicable law hereafter in effect.

5.2 Distributions. From time to time, if, in the determination of the Member, the Company’s cash on hand exceeds its current and anticipated needs, including, without limitation, for operating expenses and such reserves as the Member may deem appropriate, and if such an excess exists, the Member may cause the Company to distribute any such excess amount. No distribution to the Member shall be determined a return or withdrawal of a Capital Contribution unless so designated by the Member in its sole and exclusive discretion. The Member, except as otherwise specifically provided in the Delaware Act, shall not be obligated to pay any distribution to or for the account of the Company or any creditor of the Company.

5.3 Return of Distributions. In accordance with Section 18-607 of the Delaware Act, the Member will be obligated to return any distribution from the Company only as provided by applicable law.

5.4 Limitation Upon Distributions. Notwithstanding anything herein to the contrary, no distribution shall be made to the Member if such distribution would violate the terms of Section 18-607 of the Delaware Act.

ARTICLE VI

RIGHTS AND DUTIES OF MEMBER

6.1 Management. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed by, its Member, subject to the right of the Member to delegate such power and authority to the officers of the Company. In addition to the powers and authorities expressly conferred by this Agreement upon the Member, the Member may exercise all such powers of the Company and do all such lawful acts and things as are not prohibited to be done by the Member by the Delaware Act, the Certificate of Formation of the Company or this Agreement.

6.2 Meetings. Regular Meetings of the Member shall be held on an annual basis or more frequently as the Member may decide. Special Meetings of the Member, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Member. Member participation in the meetings by means of conference telephone or similar communication equipment shall constitute presence in person at the meeting.

6.3 Place of Meetings. The Member may designate any place as the place of meeting. If no designation is made, the meeting shall be held at the principal offices of the Company.

6.4 Notice of Meetings. Except as provided in Section 6.5, written notice stating the place, day and hour of the meeting shall be delivered not less than 24 hours nor more than 60 days before the date of the meeting, either personally or by mail, by or at the direction of the Person calling the meeting, to the Member. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the Member at its address as it appears on the books of the Company, with postage thereon prepaid. If transmitted by way of facsimile, such notice shall be deemed to be delivered on the date of such facsimile transmission to the fax number, if any, for the Member that has been supplied by the Member to the Person calling the meeting and identified as such Member’s facsimile number.

6.5 Waiver of Notice. When Notice is required to be given to the Member hereunder, a Waiver of Notice, in writing signed by the Member, whether before, at, or after the Meeting, shall be the equivalent of giving such Notice.

6.6 Action by Member Without a Meeting. Unless otherwise provided in this Agreement and in accordance with the Delaware Act, on any matter that is to be voted on by the Member, the Member may take such action without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the actions so taken, shall be signed by the Member. Action taken under this Section is effective when the Member has signed the consent, unless the consent specifies a different effective date.

ARTICLE VII

OFFICERS

7.1 Authority. Except as provided hereunder, the business and affairs of the Company shall be managed by the officers. Any decision or act of the officers within the scope of the officer’s power and authority granted hereunder shall control and bind the Company.

7.2 Designation. The officers of the Company shall be elected or appointed by the Member and shall consist of a President, a Secretary and a Treasurer. The Member may also elect or appoint one or more Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers and such other officers as the Member may from time to time elect or appoint. Any number of offices may be held by the same person.

(a) President. The President of the Company, subject to the control of the Member, shall have general supervision and control of the business, affairs and properties of the Company and its general officers. The President shall possess the power to sign all contracts, certificates and other instruments of the Company which may be authorized by the Member. The President shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by the Member.

(b) Vice President. The Vice President, subject to the control of the Member and the President, shall have general supervision of the business, affairs and properties of the Company and shall see that all orders and resolutions of the Member are carried into effect. The Vice President shall possess the power to sign all contracts, certificates and other instruments of the Company which may be authorized by the Member. The Vice President shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by the Member and the President.

(c) Treasurer. The Treasurer shall be the treasurer of the Company and shall have the custody of the Company’s funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Member. The Treasurer shall disburse the funds of the Company as may be ordered by the Member, taking proper vouchers for such disbursements, and shall render to the President and the Member, at their regular meeting or when the Member so requires, an account of all his transactions as Treasurer and of the financial condition of the Company.

(d) Secretary. The Secretary shall attend all meetings of the Member and record all the proceedings thereat in a book or books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the Member and shall perform such other duties as may be prescribed by the Member, President or Vice President, under whose supervision he shall serve. The Secretary shall see that all books, reports, statements, certificates and other documents and records of the Company required by law to be kept or filed are properly kept or filed, as the case may be.

7.3 Powers and Duties. The officers of the Company shall have such powers and duties as generally pertain to their offices, except as modified herein or by the Member of the Company, as well as such powers and duties as from time to time may be conferred by the Member of the Company.

7.4 Vacancies. Whenever any vacancies shall occur in any office by death, resignation, increase in the number of offices of the Company, or otherwise, the same shall be filled by the Member of the Company, and the officer so elected shall hold office until such officer’s successor is elected or appointed or until his earlier death, resignation or removal.

7.5 Removal. Any officer or agent elected or appointed by the Member of the Company may be removed by the Member of the Company whenever in its judgment the best interests of the Company will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

ARTICLE VIII

INDEMNIFICATION

8.1 Liability of Member and Officers. The Member shall only be liable to make the payment of the Member’s Initial Capital Contribution required by Article IV hereof. Neither the Member nor officer shall be liable for any obligations of the Company, unless personally guaranteed by the Member or officer pursuant to a separate document. Unless the Agreement provides otherwise, an assignee or substitute member is obligated for the assignor member’s unpaid contribution.

8.2 Indemnification. The Company shall indemnify, and advance Expenses to, Indemnitee in connection with a Proceeding to the fullest extent permitted by applicable law and as herein provided. The Company shall indemnify an Indemnitee who was or is a party or is threatened to be made a party to any Proceeding (other than an action by or in the right of the Company) by reason of Indemnitee’s Status against Expenses actually and reasonably incurred by Indemnitee in connection with such Proceeding if Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any Proceeding by judgement, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

The Company shall indemnify an Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding by or in the right of the Company to procure a judgement in its favor by reason of Indemnitee’s Status against Expenses actually and reasonably incurred by Indemnitee in connection with the defense or settlement of such Proceeding if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and accepts that no indemnification shall be made in respect of any Matter as to which Indemnitee shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such Expenses which the Court of Chancery or such other court shall deem proper.

8.3 Reimbursement of Expenses. If Indemnitee is, by reason of his Status, a witness in or a party to and is successful, on the merits or otherwise, in any Proceeding, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to any Matter in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf relating to each Matter. The termination of any Matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such Matter.

8.4 Advancement of Expenses. Indemnitee shall be advanced Expenses incurred in connection with a Proceeding within ten days after requesting payment upon receipt of an undertaking by or on behalf of Indemnitee to repay such amount if it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Company. Such Expenses incurred by Indemnitee may be so paid upon such terms and conditions, if any, as the Company deems appropriate.

8.5 Request for Indemnification. To obtain indemnification Indemnitee shall submit to the Company a written request with such information as is reasonably available to Indemnitee. The Secretary of the Company shall promptly advise the Member of such request.

8.6 Determination of Indemnification. Indemnitee’s entitlement to indemnification shall be determined by the Member. If the person or persons empowered to determine entitlement to indemnification shall not have made and furnished to Indemnitee in writing a determination within 60 days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification unless Indemnitee knowingly misrepresented a material fact in connection with the request for indemnification or such indemnification is prohibited by law. The termination of any Proceeding or of any Matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Article) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, or with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his conduct was unlawful.

8.7 Denial of Indemnification, Judicial Proceedings and Arbitration. In the event that (i) a determination is made pursuant to Section 8.6 that Indemnitee is not entitled to indemnification under this Article, (ii) advancement of Expenses is not timely made pursuant to Section 8.4 of this Article, or (iii) payment of indemnification is not made within five days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to Section 8.6 of this Article, Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Delaware, or in any other court of competent jurisdiction, of his entitlement to such indemnification or advancement of Expenses. In the event that a determination shall have been made that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 8.7 shall be conducted in all respects as a de novo trial on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination. If a determination shall have been made or deemed to have been made that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding commenced pursuant to this Section 8.7, or otherwise, unless Indemnitee knowingly misrepresented a material fact in connection with the request for indemnification, or such indemnification is prohibited by law.

The Company shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 8.7 that the procedures and presumptions of this Article are not valid, binding and enforceable and shall stipulate in any such court that the Company is bound by all provisions of this Article. In the event that Indemnitee, pursuant to this Section 8.7, seeks a judicial adjudication to enforce his rights under, or to recover damages for breach of, this Article, Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all Expenses actually and reasonably incurred by him in such judicial adjudication, but only if he prevails therein. If it shall be determined in such judicial adjudication that Indemnitee is entitled to receive part but not all of the indemnification or advancement of Expenses sought, the Expenses incurred by Indemnitee in connection with such judicial adjudication or arbitration shall be appropriately prorated.

8.8 Insurance. The Company may purchase and maintain insurance on behalf of any person who is or was an officer, manager, employee or agent of the Company, or is or was serving at the request of the Company as a director, manager, officer, employee or agent of another corporation, partnership, association, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against Indemnitee and incurred by Indemnitee in any such capacity, or arising out of Indemnitee’s status as such.

8.9 Non-Exclusivity. The rights of indemnification and to receive advancement of Expenses as provided by this Article shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Certificate of Formation, this Agreement, any agreement, a vote of the Member, or otherwise. No amendment, alteration or repeal of this Article or any provision thereof shall be effective as to any Indemnitee for acts, events and circumstances that occurred, in whole or in part, before such amendment, alteration or repeal. The provisions of this Article shall continue as to an Indemnitee whose Status has ceased and shall inure to the benefit of his heirs, executors and administrators. The Company may, by action of the Member, provide indemnification to employees, agents or other persons not having Status with the same or different scope and effect as the indemnification authorized by this Article VIII.

8.10 Severance. If any provision or provisions of this Article shall be held to be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby; and, to the fullest extent possible, the provisions of this Article shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

8.11 Notice. Any Notice required or permitted to the Company shall be addressed to the Secretary of the Company and any such Notice to Indemnitee shall be addressed to his home address unless he specifies otherwise and shall be delivered in accordance with the definition of “Notice.”

ARTICLE IX

ACCOUNTING PERIOD, RECORDS AND REPORTS

9.1 Accounting Method. The books and records of account of the Company shall be maintained in accordance with generally accepted accounting principles.

9.2 Accounting Period. The Company’s accounting period shall be January 1 through December 31.

9.3 Records, Audits and Reports. At the expense of the Company, the appropriate officer shall maintain records and accounts of all operations and expenditures of the Company.

9.4 Inspection. The books and records of the Company shall be maintained at the principal place of business of the Company and shall be open to inspection by the Member at all reasonable times during any business day.

ARTICLE X

TAX MATTERS

10.1 Tax Returns and Elections. The Member or the appropriate officers of the Company shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business.

10.2 State, Local or Foreign Income Taxes. In the event state or foreign income taxes become applicable, any references to federal income taxes or to “income taxes” contained herein shall refer to federal, state, local and foreign income taxes. References to the Code shall be deemed to refer to corresponding provisions which may become applicable under state, local or foreign income tax statutes and regulations.

10.3 Tax Allocations. For federal, state and local income tax purposes, all items of income, gain, loss, deduction, and credit of the Company shall be allocated to the Member.

ARTICLE XI

DISSOLUTION AND TERMINATION

11.1 Dissolution. The Company shall dissolve if the Member so decides or as otherwise provided under Delaware law.

11.2 Effect of Dissolution. Upon the occurrence of any of the events specified in this Article effecting the dissolution of the Company, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until a certificate of cancellation has been issued by the Secretary of State or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

11.3 Winding Up, Liquidating and Distribution of Assets.

(a) Upon dissolution, an accounting shall be made of the accounts of the Company and of the Company’s assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The Member shall immediately proceed to wind up the affairs of the Company.

(b) If the Company is dissolved and its affairs are to be wound up, the Member shall (1) sell or otherwise liquidate all of the Company’s assets as promptly as practicable and the Member shall have the right to bid on the purchase of such asset, (except to the extent the Member may determine to distribute any assets in kind), and (2) allocate any income or loss resulting from such sales to the Member in accordance with this Agreement, (3) discharge all liabilities to creditors in the order of priority as provided by law, (4) establish such reserves as the Member may determine to be reasonably necessary to provide for contingent liabilities of the Company, (5) discharge any liabilities of the Company to the Member other than on account of its interest in Company capital or profits, including all costs relating to the dissolution, winding up and liquidation and distribution of assets, and (6) distribute the remaining assets to the Member, either in cash or in kind as determined by the Member, in accordance with Article V.

(c) Notwithstanding anything to the contrary in this Agreement, upon a liquidation of the Company the Member shall not have any obligation to make any contribution to the capital of the Company other than any Capital Contributions the Member agreed to make in accordance with this Agreement.

(d) Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.

(e) The Member shall comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

11.4 Certificate of Cancellation. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Member, a Certificate of Cancellation shall be executed, and verified by the person signing the Certificate of Cancellation and filed with the Delaware Secretary of State, which Certificate shall set forth the information required by the Delaware Act.

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1 Books of Account and Records. Proper and complete records and books of account in which shall be entered fully and accurately all transactions and other matters relating to the Company’s business in such detail and completeness as is customary and usual for businesses of the type engaged in by the Company shall be kept or shall be caused to be kept by the Company. The books and records shall at all times be maintained at the principal executive office of the Company and shall be open to the reasonable inspection and examination of the Member or its duly authorized representatives during reasonable business hours.

12.2 Application of Delaware Law. This Agreement, and the application of interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Delaware (without giving effect to the principles of conflicts of law thereof), and specifically the Delaware Act.

12.3 Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

12.4 Waivers. No waiver of any right under this Agreement shall be effective unless evidenced in writing and executed by the Person entitled to the benefits thereof. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent another act or omission, which would have originally constituted a violation, from having the effect of an original violation.

12.5 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other rights or remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

12.6 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

12.7 Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

12.8 Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Person other than the parties hereto.

12.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

12.10 Governing Law. This Agreement shall be construed according to and governed by the laws of the State of Delaware.

The undersigned, being the sole Member of the Company, hereby certifies that the foregoing Agreement is the Limited Liability Company Agreement of the Company, that such Agreement has been duly adopted and is binding on the Company and its Member, and that such Member agrees to be bound by the terms of the foregoing Agreement.

EXECUTED to be effective as of the date first above written.

LYONDELL CHEMICAL COMPANY

By:	/s/ Robert J. Millstone
Name:	Robert J. Millstone
Title:	Vice President, General Counsel & Secretary